Exhibit 23.1

Consent of the Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement of First Citizens Financial Corporation on Form SB-2 of our report dated August 25, 2006, related to the audit of the financial statements of First Citizens Financial Corporation at July 31, 2006, and for the seven month period ended July 31, 2006, and for the period since inception (May 5, 2005) through July 31, 2006, included herein, and to the reference to our firm as it appears under the caption 'Experts'.

/S/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
August 30, 2006